Exhibit 99.1

FOR RELEASE 4:00 p.m. April 17, 2009

Bank of the Carolinas Corporation

135 Boxwood Village Drive

Mocksville, NC 27028

For Further Information Contact:

Robert E. Marziano, President and Chief Executive Officer

Michelle Clodfelter, Vice President and Principal Financial Officer

(336) 751-5755

Bank of the Carolinas Corporation Participates in the U.S. Treasury Capital Purchase Program

MOCKSVILLE, NORTH CAROLINA. March 20, 2009 – Mocksville-based Bank of the Carolinas Corporation (Nasdaq Global Market-BCAR), parent of Bank of the Carolinas, announced today that it has completed the issuance and sale of $13.179 million in senior cumulative preferred stock under the U.S. Treasury Department’s Capital Purchase Program (CPP). This program was established pursuant to the Emergency Economic Stabilization Act of 2008 to help stabilize the financial markets and increase the flow of financing to businesses and consumers by providing additional capital to healthy banks.

Robert E. Marziano, President and Chief Executive Officer, stated, “Although we are above the level at which banks and bank holding companies are classified as “well capitalized” under the capital adequacy guidelines of the Federal Deposit Insurance Corporation for insured banks, and the Federal Reserve Board for bank holding companies, we are pleased to be selected for participation in this program intended for financially strong institutions. This investment will further strengthen our capital ratios and our ability to support our local and regional economies during the current economic downturn.”

On a pro-forma basis as of December 31, 2008, the effect of the additional capital would have been to increase Bank of the Carolinas’ leverage capital ratio, Tier 1 risk-based capital ratio and total risk-based capital ratio to 9.81%, 12.65% and 14.08%, respectively, from 7.48%, 9.64% and 11.08% as of December 31, 2008.

Under the CPP, the Treasury also received 10-year warrants to purchase 475,204 shares of Bank of the Carolinas Corporation common stock at an exercise price of $4.16 per share. A summary of the CPP can be found on the U.S. Treasury Department’s website at http://www.treas.gov/initiatives/eesa.

The securities sold to the U.S. Department of the Treasury under the CPP have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration under that Act or an applicable exemption from registration requirements under the Act.

About Bank of the Carolinas Corporation

Bank of the Carolinas Corporation is a North Carolina-chartered bank holding company that was incorporated on May 30, 2006, for the purpose of serving as the parent company for Bank of the Carolinas. The Bank is an insured, North Carolina-chartered bank that began operations on December 7, 1998, and engages in a general commercial and retail banking business in its market areas, emphasizing the needs of small businesses, professional concerns and individuals. The Bank’s deposits are insured by the FDIC to the maximum amount permitted by law.

Our corporate headquarters are located in our main banking office at 135 Boxwood Village Drive, Mocksville, North Carolina. The Bank has ten full-service banking offices. Our main banking office and our Advance office are located in Davie County. Our other offices are located in Asheboro (Randolph County), Cleveland and Landis (Rowan County), Harrisburg and Concord (Cabarrus County), Lexington (Davidson County), King (Stokes County) and Winston-Salem (Forsyth County).

The Bank’s Internet site at www.bankofthecarolinas.com is available for online banking and extensive investor information. The Common Stock of Bank of the Carolinas Corporation is traded on the NASDAQ Global Market under the symbol BCAR.

Forward Looking Statements

Information in this press release contains “forward-looking statements.” These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in Bank of the Carolinas Corporation’s recent filings with the Securities and Exchange Commission, included but not limited to its Annual Report on Form 10-K and its other periodic reports.

Source: Bank of the Carolinas Corporation